[LETTERHEAD OF FEDERAL TRUST CORPORATION]


January 13, 2009

Dear Fellow Shareholder:

     We recently mailed you proxy materials in connection with our upcoming Special Meeting of Shareholders to be held on January 26, 2009. The primary purpose of the Special Meeting is to vote upon the Agreement and Plan of Merger ("Merger Agreement") among The Hartford Financial Services Group, Inc. ("The Hartford"), FT Acquisition Corporation (formed by The Hartford to facilitate the merger) and Federal Trust Corporation. For more information about the items you are being asked to vote on please refer to the proxy materials previously mailed to you.

     According to our records, we have not received your proxy.

     It is very important that your shares be voted, regardless of the number of shares you own.

     Please take a moment to VOTE your shares. For your convenience, we have established three methods by which to register your vote:

     1. BY INTERNET. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 3:00 a.m., Eastern Time, on January 26, 2009.

     2. BY TELEPHONE. Use the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 3:00 a.m., Eastern Time, on January 26, 2009.

     3. BY MAIL. Mark and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Federal Trust Corporation will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted "FOR" the proposals identified in the Notice of Special Meeting of Shareholders. Returning a proxy card will not prevent you from voting in person if you attend the Special Meeting.

     If your shares are held in an account at a bank, broker or other nominee, you can also vote by telephone or the internet as described above.

     The Board of Directors believes that the merger is in the best interests of Federal Trust Corporation's shareholders and unanimously recommends that you vote "FOR" approval of the Merger Agreement and "FOR" the proposal to approve the potential adjournment of the Special Meeting if necessary or appropriate to solicit additional proxies.

     If you have any questions concerning the merger, please contact our proxy solicitor, Regan & Associates, Inc., info@reganproxy.com, or by calling toll-free, 1-(800) 737-3426.

     Please disregard this letter if you have already voted your shares. Thank you for your cooperation and support.

                                          Sincerely,

                                          \s\  Dennis T. Ward

                                          Dennis T. Ward
                                          President and Chief Executive Officer